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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.      )

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

CHARTER MUNICIPAL MORTGAGE ACCEPTANCE COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Last update: 02/22/2002

On December 18, 2002, Charter Municipal Mortgage Acceptance Company reported in a press release that it had entered into an agreement to acquire 100% of the ownership interests in, and substantially all of the business operated by, Related Capital Company, a privately held general partnership. A copy of (i) this press release and (ii) a presentation describing the transaction posted on Charter’s website, follows:

Press Release

CHARTER MUNICIPAL MORTGAGE ACCEPTANCE COMPANY TO ACQUIRE
RELATED CAPITAL COMPANY

Transaction Will Internalize Management and Create One of the
Largest Multifamily Finance Platforms in the Nation

NEW YORK, NEW YORK – December 18, 2002 – Charter Municipal Mortgage Acceptance Company (“CharterMac” or “the Company”; AMEX:CHC) today announced that nearly a year after forming a Special Committee of the board of trustees (the “Special Committee”) to explore strategic alternatives for managing the Company, the Company has entered into an agreement to acquire 100% of the ownership interests of Related Capital Company (“RCC” or “Related Capital”) and substantially all of the businesses operated by RCC. RCC is one of the nation’s leading full-service financial services providers for the multifamily housing industry. The acquisition will enable CharterMac to terminate its outside management agreement with Related Charter, LP (the “Manager”), an affiliate of RCC, and to become a self-advised and self-managed company.

Commenting on the acquisition, Stephen M. Ross, Chairman of CharterMac, stated: “The combination of CharterMac and Related Capital will create one of the largest, streamlined multifamily finance platforms in the nation. I am truly excited that a company I founded over 30 years ago will become an integral part of CharterMac and will continue to grow and prosper under the leadership of Related Capital’s current management team.”

Stuart J. Boesky, Chief Executive Officer of CharterMac, added: “The acquisition of Related Capital will allow CharterMac to further diversify its revenue sources and expand its business lines, while eliminating the perceived conflicts of interest associated with an external management structure.” Mr. Boesky added, “Importantly, based upon 2002 projected earnings for both CharterMac and Related Capital, this acquisition is approximately 6%—8% accretive to consensus 2002 Cash Available for Distribution (“CAD”) per share on a pro-forma basis. Additionally, the acquisition of Related Capital will not result in a significant change in the substantially tax-exempt characteristics of CharterMac’s quarterly distributions to our common shareholders.”

Acquisition Terms

The acquisition will be structured so that the ownership interests held by the RCC principals in both RCC and the other entities which control other aspects of RCC’s business will be contributed into a newly-formed, wholly-owned subsidiary of CharterMac (the “CharterMac Sub”). The selling principals of RCC include the four executive managing partners (Stuart J. Boesky, Alan P. Hirmes, Marc D. Schnitzer and Denise L. Kiley) and an affiliate of The Related Companies, L.P. (“TRCLP”), which is majority owned by Stephen M. Ross (the “RCC Principals”). Messrs. Boesky, Hirmes and Schnitzer and Ms. Kiley have managed RCC over the past 15 years.

CharterMac will pay total consideration to the RCC Principals of up to $338 million. The consideration will be paid as follows:

•
The Initial Payment – $210 million consisting of $160 million in special common units of the CharterMac Sub (“SCUs”) and $50 million in cash (with the cash portion being paid only to TRCLP). The Initial Payment SCUs will be issued at $17.78 per unit, which was the average closing price of CharterMac’s common shares (“CharterMac Common Shares”) for the 30 calendar days prior to this announcement (the “Initial Payment SCUs”);

•	The Contingent Payment – Up to $128 million of additional SCUs (the “Contingent Payment SCUs”), following the determination of RCC’s adjusted audited earnings before interest, taxes,

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depreciation and amortization, as well as certain other adjustments, for the year ending December 31, 2002 (“Adjusted Earnings”). The Contingent Payment SCUs will be issued in an amount equal to 7.73x RCC 2002 Adjusted Earnings minus $210 million, subject to a cap of $338 million of total consideration. The Contingent Payment SCUs are expected to be issued at the same price as the Initial Payment SCUs, subject to a 17.5% symmetrical collar.

In connection with the acquisition, CharterMac will establish a restricted share program and will broadly issue to employees of RCC, other than the RCC Principals, $15 million of CharterMac Common Shares. Following the completion of the acquisition, TRCLP’s economic interest in CharterMac will equal approximately 19% and management and RCC employees’ economic interest in CharterMac will equal approximately 11%.

Characteristics of the SCUs and Rights of the SCU Holders

The SCUs have been structured to closely align the economic interests of management with those of CharterMac’s common shareholders. In addition, the SCUs are designed to benefit CharterMac’s common shareholders by allocating to the SCU holders distributions of taxable income, which thereby preserves the significantly tax-exempt characteristics of the distributions to CharterMac common shareholders. The characteristics of the SCUs and the rights of the SCU holders are as follows: (i) the SCUs are exchangeable (subject to certain lock-up provisions), at the election of the SCU holders, on a one-for-one basis for CharterMac Common Shares or cash, at CharterMac’s option; (ii) the SCU holders can vote on an as-exchanged basis on all matters subject to a vote of CharterMac’s common shareholders (this is accomplished through the SCU holders’ acquisition, for nominal consideration, of a class of special voting shares of CharterMac) (iii) distributions will be paid to the SCU holders at the same time as, and only if, distributions are paid to CharterMac’s common shareholders; and (iv) distributions paid to the SCU holders will consist of taxable income (as discussed above). The amount of the initial distribution paid to the SCU holders will be set to yield an after tax return comparable to the distribution paid to CharterMac’s common shareholders. Thereafter, distributions paid to the SCU holders will increase or decrease proportionately with the distributions paid to CharterMac’s common shareholders. CharterMac has granted registration rights to the SCU holders with respect to the CharterMac Common Shares issuable upon exchange of the SCUs.

Acquisition Benefits

The Board of Trustees and management believe that the acquisition and the internalization of management will enhance shareholder value through the:

•	Diversification of revenue sources and expansion of business lines;

•	Elimination of perceived conflicts of interest;

•	Expanded access to capital;

•	Creation of a more efficient cost structure for future growth;

•	Further alignment of interests of management and shareholders; and

•	6% to 8% accretion to consensus 2002 CAD per share on a pro-forma basis.

Marc D. Schnitzer, future President of CharterMac, stated, “The acquisition of Related Capital will provide CharterMac with a solid, fee-based business that will generate internal revenue and asset growth. We believe that there is tremendous potential for expanded business opportunities for these combined companies.”

Overview of RCC

RCC, a privately held general partnership, is one of the nation’s leading full-service financial services providers for the multifamily housing industry, with a strong core focus on affordable housing. Formed in 1972 through a predecessor entity, RCC has amassed a superior track record with investors and multifamily developers, having provided debt (primarily through CharterMac) and equity financing for over 1,300 properties located in 46 states, the District of Columbia and Puerto Rico. RCC provides asset management and loan servicing to a loan (primarily CharterMac’s) and real estate portfolio valued at cost at over $18.7 billion. RCC and its affiliates have sponsored

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more than 260 public and private real estate investment programs in the form of REITs, trusts and limited partnerships which have raised in excess of $6.0 billion in equity from over 107,000 institutional and retail investors.

RCC offers a wide range of financial products and services, including:

•	sponsoring real estate equity investment programs that acquire and finance affordable multifamily housing on behalf of third-party investors;

•
sponsoring and managing real estate debt investment programs (including CharterMac) that originate and acquire construction, permanent, taxable, tax-exempt, bridge, mezzanine and participating mortgage debt for multifamily housing; and

•	providing real estate underwriting, asset management, construction and permanent loan servicing, capital markets and advisory services to these investment programs.

RCC generates cash flow predominantly from acquisition and partnership management fees in connection with capital raising and sponsorship of investment programs; investment fees associated with acquisition and disposition activity of each investment program; and asset management and advisory fees associated with on-going administration of each investment program.

“The investors in Related Capital-sponsored funds will benefit from a strong and diversified general partner, led by the existing management team,” stated Mr. Schnitzer.

RCC, through the Manager, has managed CharterMac since the Company’s inception. RCC is an affiliate of TRCLP, one of the nation’s most established developers and managers of premier real estate properties.

Future Management Structure

Following the acquisition, CharterMac will be governed by a 14-member Board of Trustees, eight of whom will be independent and six of whom will be affiliated with the Company. Mr. Ross will remain as Chairman of CharterMac, in a non-executive capacity.

The Company will be led by a highly experienced management team, all of whom have been integral to the growth and success of CharterMac and RCC. Stuart J. Boesky will be the Chief Executive Officer, Marc D. Schnitzer will be the President, Stuart A. Rothstein will be the Chief Financial Officer, Alan P. Hirmes will be the Chief Operating Officer and Denise L. Kiley will be the Chief Credit Officer. Messrs. Boesky, Hirmes and Schnitzer and Ms. Kiley will enter into employment agreements with CharterMac, each of which will include non-competition and non-solicitation covenants. CharterMac expects that all of the 150 employees of RCC will remain employees of RCC following the acquisition. After the closing of the acquisition, CharterMac, through its subsidiaries PW Funding and RCC, will have over 220 employees in 22 offices throughout the country.

Additional Transaction Information

The acquisition was unanimously approved by the Board of Trustees of the Company upon the recommendation of the Special Committee. The Special Committee was formed in January 2002 to explore strategic alternatives for managing the Company and consists of the three independent members of the Board of Trustees who are not affiliated with RCC or the Manager. Dresdner Kleinwort Wasserstein served as financial advisor to the Special Committee and rendered an opinion to the Special Committee with respect to the fairness to the Company from a financial point of view of the consideration to be paid in the acquisition. The Special Committee, with the advice and assistance of their independent legal counsel Morris, Nichols, Arsht & Tunnell, negotiated the terms of the acquisition with certain of the TRCLP principals. The acquisition, together with other related proposals to amend CharterMac’s trust agreement and its share option plan in connection with the acquisition, are subject to approval by CharterMac’s common shareholders, as well as other customary closing conditions.

The complete terms of the proposed acquisition and the opinion from Dresdner Kleinwort Wasserstein will be set forth in the proxy statement to be mailed to shareholders following any required regulatory review. The transaction will be voted upon by CharterMac shareholders at a special shareholder meeting.

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Financial Advisors

Dresdner Kleinwort Wasserstein acted as financial advisor to the Special Committee and Merrill Lynch & Co. acted as exclusive financial advisor to RCC in connection with the transaction.

Conference Call

CharterMac will be hosting a conference call at 10:30 a.m. Eastern Standard Time on Wednesday, December 18, 2002, to discuss the proposed acquisition. There will be a question and answer period following the review of the highlights of the acquisition. Investors, brokers, analysts and shareholders wishing to participate should call (800) 946-0706. A presentation describing the transaction will be reviewed on the conference call and is posted on CharterMac’s website at www.chartermac.com. For interested individuals unable to join the conference call, replay of the call will be available through December 31, 2002, at 888-203-1112, Passcode 573854.

About the Company

CharterMac is one of the nation’s leading full-service multifamily finance companies, providing capital solutions to developers and owners of multifamily rental housing throughout the country. CharterMac’s current revenue bond portfolio includes direct and indirect interests in revenue bonds secured by approximately 32,000 units of multifamily housing in 24 states and the District of Columbia.

For more information, please visit CharterMac’s website at www.chartermac.com or contact the Shareholder Services Department directly at (800) 831-4826.

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements speak only as of the date of this press release. You should review the risk factors contained in CharterMac’s public filings and in the proxy materials that will be filed and distributed to shareholders in connection with the approval of the proposed acquisition for a discussion of the risks related to the proposed acquisition and the ownership of CharterMac’s common shares. CharterMac expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in CharterMac’s expectations with regard thereto or change in events, conditions or circumstances on which any such statement is based.

Important additional information will be filed with the SEC

CharterMac will be filing with the SEC and mailing to shareholders a proxy statement in connection with the above-described transaction. Investors and security holders are urged to read the proxy statement because it will contain important information. The proxy statement and other documents filed by CharterMac with the SEC may be obtained when they become available free of charge at the SEC’s website (http://www.sec.gov), or from CharterMac by contacting the Shareholder Services Department directly at (800) 831-4826.

CharterMac, and its trustees and officers, and Related Capital Company, and its principals and officers, may be deemed to be “participants” in the solicitation of proxies from CharterMac shareholders in connection with the acquisition. These potential participants have interests in the acquisition, some of which could differ from those of CharterMac’s shareholders generally. Information about the executive trustees and officers of CharterMac and Related Capital Company, including such individuals’ ownership of CharterMac, is contained in CharterMac’s Form 10-K for the year ended December 31, 2001 and in the proxy statement for CharterMac’s 2002 annual meeting of shareholders, each of which is available at the SEC website listed above. Investors and security holders may obtain additional information regarding the interests of such potential participants by reading the proxy statement when it becomes available.

CONTACT:
CharterMac, New York
Brenda Abuaf, 800/831-4826

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Presentation